EXHIBIT 99.1

NESCO HOLDINGS, INC. ANNOUNCES ACQUISITION OF TRUCK UTILITIES, INC.

Strengthens Nesco’s Regional Footprint in Minnesota, North Dakota and Kansas with the Addition of More Than 130 Specialized Fleet Units with an Average Age of 2.3 Years

FORT WAYNE, IN., September 23, 2019 - Nesco Holdings, Inc. (NYSE: NSCO, “Nesco” or the “Company”), a leading provider of specialty rental equipment to the electric utility, telecom and rail end-markets, today announced that it has reached a definitive agreement to acquire Minnesota-based Truck Utilities, Inc., a specialty rentals, service and truck upfitting company serving the electric transmission, distribution, telecom and other regional end-markets. The transaction is expected to be immediately accretive to earnings per share.
Truck Utilities has been family owned and operated for over 50 years. The company provides specialized fleet and equipment, service, upfit, parts, tools and accessories to the Upper Midwest region from its three facilities located in St. Paul, Fargo and Kansas City. Truck Utilities’ current fleet includes 132 specialty units with an average age of 2.3 years, and original equipment cost of $44 million.
Lee Jacobson, CEO of Nesco, stated, "We have known and interacted with Truck Utilities and its President, Craig Capeder, for over a decade. Nesco and Truck Utilities share a common commitment to providing customers best-in-class specialty equipment, responsiveness and world-class service in the markets we serve. This transaction will provide our combined customer base with access to a young, growing fleet of specialty equipment, parts and accessories, in addition to enhanced upfit capabilities and an expanded services radius.”
“Nesco and Truck Utilities are complementary businesses with compelling synergies,” said Craig Capeder, President of Truck Utilities. “Nesco is great partner, one with the resources to further strengthen our position in the markets we serve. We are excited by the opportunities for growth that lay ahead.”
The purchase price of $42.2 million remains subject to adjustment based on the finalization of Truck Utilities’ financials for the period ended September 30, 2019 and certain capital expenditures to support fleet additions as well as other customary adjustments. The Company plans to finance the transaction by accessing it’s $350 million asset-based credit facility and the transaction is expected to improve Nesco’s leverage metrics on a pro forma basis, including anticipated synergies.
The transaction is subject to customary closing conditions, including the completion of an accounting review of Truck Utilities financial data for its fiscal year ending September 30, 2019, satisfactory to Nesco. We will provide updated full-year guidance, including impact of this transaction, when we report our third quarter 2019 results in early November. The parties anticipate closing the transaction during the fourth quarter 2019.

ABOUT NESCO
Nesco is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America. Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems. Nesco's coast-to-coast rental fleet of more than 4,200 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools and accessories. For more information, please visit investors.nescospecialty.com.
FORWARD-LOOKING STATEMENTS
This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Nesco’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to recognize the anticipated benefits of the acquisition of the Truck Utilities business; costs related to integration of the Truck Utilities business into the Nesco business; Nesco’s ability to execute on its plans related to the Truck Utilities business; Nesco’s estimates of the size of the markets for its solutions; the rate and degree of market acceptance of Nesco’s solutions; the success of other competing offerings that may become available; the performance and security of Nesco’s services; and general economic and market conditions impacting demand for Nesco’s services. Nesco does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INVESTOR CONTACT
Noel Ryan, IRC
720.778.2415
investors@nescospecialty.com